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EXHIBIT 5

March 17, 2017

ARI Network Services, Inc.

10850 West Park Place, Suite 1200

Milwaukee, Wisconsin  53224

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ARI Network Services, Inc., a Wisconsin corporation (the “Company”), in connection with the issuance of up to 1,200,000 additional shares of common stock, $0.001 par value (the “Shares”), pursuant to the Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan, as amended (the “Plan”).  In accordance with the Securities Act of 1933, as amended, (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, the Company has prepared and will file a Registration Statement on Form S-8 (the “Registration Statement”) with the Commission on or about March 17, 2017.

We have examined:  (1) the Plan, the related prospectus, and the Registration Statement, (2) the Company’s Articles of Incorporation, as amended, and By-Laws, (3) certain resolutions of the Company’s Board of Directors, and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.